Exhibit 17.1

REN Consulting, Inc.
6500 West Mansfield Avenue #25
Denver, Colorado 80235
303-989-7575

July 22, 2005

Hyperspace Communications, Inc.

John Yeros

Dear John:

I hereby voluntarily and without disagreement resign from the Board of Directors of HyperSpace Communications, Inc., effective immediately.

/s/ Rina Singer Delmonico
Rina Singer Delmonico
CEO/Founder REN, Inc.